Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
Date Submitted: September 14, 2005 NASDAQ Symbol: FBMI	Contact: Samuel G. Stone Executive Vice President & Chief Financial Officer (989) 466-7325

Keystone Financial Corporation Shareholders Approve Merger into Firstbank

Alma, MI, September 14, 2005, (Nasdaq: FBMI) — Mr. W. Ford Kieft III, Chairman, President and Chief Executive Officer of Keystone Financial Corporation, and its wholly owned subsidiary Keystone Community Bank, Kalamazoo, Michigan, and Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, Alma, Michigan, jointly announced that the shareholders of Keystone Financial Corporation have approved the merger of Keystone into Firstbank.

Firstbank and Keystone have obtained all necessary regulatory approvals and expect to complete the merger effective October 1, 2005. Under the terms of the agreement, shareholders of Keystone Financial Corporation will receive one (1) share of Firstbank common stock plus $19.35 in cash for each share of Keystone Financial Corporation common stock, resulting in a total value of $44.75 per Keystone share based on the September 12, 2005 closing market price of Firstbank common stock. The total transaction value as determined at the time of announcement is approximately $26.6 million.

Upon completion of the merger, Keystone Community Bank will continue to operate as a separately chartered community bank serving the Kalamazoo/Portage community and Southwest Michigan. Ford Kieft will continue as Chairman of Keystone Community Bank, Mr. Thomas O. Schlueter, presently Executive Vice President and Chief Operating Officer, will become President and Chief Executive Officer of Keystone Community Bank, and the eight member board of directors will remain unchanged. Additionally, the Keystone Community Bank board will nominate a Kalamazoo director to serve on the board of directors of Firstbank.

Firstbank Corporation, headquartered in Alma, Michigan is currently a five bank financial services company with assets of $831 million and 35 banking offices located in central and northeast Michigan. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – Lakeview; and Firstbank – St. Johns. Other corporate affiliates include 1st. Armored, Inc.; 1st. Title Agency, Inc.; Gladwin Land Company, Inc.; and C.A. Hanes Realty, Inc. Investment services are available through affiliations with Citizens Bank Wealth Management, MML Investors Services, Inc., and Raymond James Financial Services, Inc.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth and the expected closing date. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.